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                            STOCK PURCHASE AGREEMENT

                                 by and between


                           UPS LOGISTICS GROUP, INC.,

                             UPS TRUCK LEASING, INC.

                           ROLLINS TRUCK LEASING CORP.

                                       and

                              ROLLINS LEASING CORP.



                             As of November 12, 1999

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                                TABLE OF CONTENTS


ARTICLE I           TRANSFER OF COMPANY SHARES; PURCHASE PRICE..............  2

    Section 1.1     Purchase and Sale ......................................  2
    Section 1.2     Purchase Price .........................................  3
    Section 1.3     Payment of Purchase Price ..............................  3
    Section 1.4     Target Working Capital .................................  4
    Section 1.5     Adjustment of Purchase Price ...........................  4
    Section 1.6     Closing ................................................  7
    Section 1.7     Deliveries by Seller ...................................  7
    Section 1.8     Deliveries by Buyer ....................................  8

ARTICLE II          RELATED MATTERS.........................................  9

    Section 2.1     Use of Seller's Name and Logos .........................  9
    Section 2.2     No Ongoing or Transition Services ......................  9
    Section 2.3     Distributions ..........................................  9

ARTICLE III         REPRESENTATIONS AND WARRANTIES OF SELLER................ 10

    Section 3.1     Organization ........................................... 10
    Section 3.2     Authorization .......................................... 11
    Section 3.3     Capital Stock........................................... 12
    Section 3.4     Ownership of the Common Stock .......................... 12
    Section 3.5     Consents and Approvals; No Violations .................. 12
    Section 3.6     Financial Statements ................................... 13
    Section 3.7     Absence of Material Adverse Effect ..................... 14
    Section 3.8     Title, Ownership and Related Matters ................... 15
    Section 3.9     Intellectual Property .................................. 17
    Section 3.10    Computer Software....................................... 17
    Section 3.11    Year 2000 Compliance ................................... 17
    Section 3.12    Litigation ............................................. 18
    Section 3.13    Compliance with Applicable Law ......................... 18
    Section 3.14    Certain Contracts and Arrangement ...................... 18
    Section 3.15    Employee Benefit Plans; ERISA .......................... 19
    Section 3.16    Labor Matters .......................................... 20
    Section 3.17    Taxes .................................................. 21


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    Section 3.18    Environmental .......................................... 22
    Section 3.19    Officers; Bank Accounts ................................ 23
    Section 3.20    Certain Fees ........................................... 23

ARTICLE IV          REPRESENTATIONS AND WARRANTIES OF BUYER................. 23

    Section 4.1     Organization and Authority of Buyer .................... 24
    Section 4.2     Consents and Approvals; No Violations .................. 24
    Section 4.3     Litigation ............................................. 25
    Section 4.4     Certain Fees ........................................... 25
    Section 4.5     Certain Filings ........................................ 26

ARTICLE V           COVENANTS............................................... 27

    Section 5.1     Conduct of the Company's Business ...................... 27
    Section 5.2     Access to Information .................................. 28
    Section 5.3     Consents ............................................... 29
    Section 5.4     Reasonable Best Effort ................................. 29
    Section 5.5     Public Announcements ................................... 29
    Section 5.6     Covenant to Satisfy Conditions ......................... 30
    Section 5.7     Employees; Employee Benefits ........................... 30
    Section 5.8     Certain Tax Matters .................................... 32
    Section 5.9     Supplemental Disclosure ................................ 40
    Section 5.10    Guarantees ............................................. 41
    Section 5.11    Investigation by Buyer ................................. 41
    Section 5.12    UPS Owned Facilities ................................... 42
    Section 5.13    Rental Fleet Sales ..................................... 42
    Section 5.14    Outstanding Debt ....................................... 44
    Section 5.15    Reimbursement Program .................................. 44
    Section 5.16    Additional Actions ..................................... 44
    Section 5.17    Off-Balance Sheet Financing ............................ 45

ARTICLE VI          CONDITIONS TO OBLIGATIONS OF THE PARTIES................ 45

    Section 6.1     Conditions to Each Party's Obligation .................. 45
    Section 6.2     Conditions to Obligations of Seller .................... 46
    Section 6.3     Conditions to Obligations of Buyer ..................... 48

ARTICLE VII         TERMINATION............................................. 49


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    Section 7.1     Termination ............................................ 49
    Section 7.2     Procedure and Effect of Termination .................... 50

ARTICLE VIII        SURVIVAL OF REPRESENTATIONS............................. 51

    Section 8.1     Survival of Representations, Warranties and Agreements.. 52

ARTICLE IX          INDEMNIFICATION......................................... 52

    Section 9.1     Indemnification Obligations of Seller .................. 52
    Section 9.2     Indemnification Procedure .............................. 54
    Section 9.3     Orlando North VOH Plume Indemnification ................ 56
    Section 9.4     Liability Limits ....................................... 57
    Section 9.5     Claims Period .......................................... 57
    Section 9.6     Exclusive Remedies ..................................... 58

ARTICLE X           MISCELLANEOUS........................................... 58

    Section 10.1    Fees and Expenses ...................................... 58
    Section 10.2    Further Assurances ..................................... 59
    Section 10.3    Notices ................................................ 59
    Section 10.4    Severability ........................................... 60
    Section 10.5    Binding Effect; Assignment ............................. 61
    Section 10.6    No Third Party Beneficiaries ........................... 61
    Section 10.7    Interpretation ......................................... 61
    Section 10.8    Jurisdiction and Consent to Service .................... 62
    Section 10.9    Entire Agreement ....................................... 62
    Section 10.10   Governing Law .......................................... 62
    Section 10.11   Specific Performance ................................... 63
    Section 10.12   Counterparts ........................................... 63
    Section 10.13   Amendment, Modification and Waiver ..................... 63
    Section 10.14   Knowledge .............................................. 63
    Section 10.15   Schedules and Exhibits ................................. 64
    Section 10.16   Arbitration ............................................ 64


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                                  DEFINED TERMS

Term                                                                    Section
----                                                                    -------

Acceptance Notice........................................................1.5(c)
Access Agreement.........................................................9.3(c)
Adjustment Event.........................................................1.3(a)
Affiliate...............................................................10.7(c)
Agreement..............................................................Preamble
Alliance Agreement.......................................................6.2(d)
Allocation...............................................................5.8(b)

Buyer..................................................................Preamble
Buyer Auditor............................................................1.5(b)
Buyer Basket................................................................9.4
Buyer Indemnified Parties...................................................9.1
Buyer Losses................................................................9.1
Buyer Tax Group.......................................................5.8(a)(i)

Cap Amount..................................................................9.4
Claims Period...............................................................9.5
Closing.....................................................................1.1
Closing Date.............................................................1.6(a)
Closing Date Working Capital.............................................1.5(a)
Code........................................................................1.9
Common Stock.............................................................1.3(a)
Company................................................................Preamble
Company Material Adverse Effect..........................................3.1(b)
Company Shares.........................................................Preamble
Confidentiality Agreement ...............................................5.2(b)
Consultant...............................................................9.3(a)
Contracts..................................................................3.14
Corrective Action........................................................9.3(a)

Employee.................................................................5.7(a)
employee benefit plans...................................................5.7(a)
employee welfare benefit plan............................................5.7(a)
Environmental Claims....................................................3.18(b)


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Environmental Laws......................................................3.18(b)
Environmental Liabilities...................................................9.1
ERISA...................................................................3.15(a)
Exchange Act................................................................4.5

FDEP.....................................................................9.3(a)
Final Balance Sheet......................................................1.5(c)
Final Working Capital Statement..........................................1.5(c)
Financial Statements........................................................3.6
GAAP.....................................................................1.5(b)
Guarantors.................................................................5.10

Hazardous Materials.....................................................3.18(b)
HSR Act.....................................................................3.5

Indemnified Claims .........................................................9.1
Indemnification Statement ..........................................5.8(b)(iii)
Independent Accountants..............................................5.8(a)(ii)
Intellectual Property....................................................3.9(a)
Interim Balance Sheet....................................................1.5(b)
Investor Rights Agreement................................................6.2(e)
Investor Rights Agreement Term Sheet.....................................6.2(e)
IRS.....................................................................3.15(b)

Leased Real Property..................................................3.8(a)(i)
Litigation Claims..........................................................3.12

MADSP....................................................................5.8(b)

Objection Notice.........................................................1.5(c)
Orlando North VOH Plume..................................................9.3(a)
Outstanding Debt............................................................1.2
Owned Real Property...................................................3.8(a)(i)

Parent.................................................................Preamble
Permitted Liens......................................................3.8(a)(ii)
Person..................................................................10.7(b)
Plans...................................................................3.15(a)
Pre-Closing Period..................................................5.8(a)(iii)


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Preliminary Balance Sheet................................................1.5(b)
Preliminary Working Capital Statement....................................1.5(b)
Pre-Closing Period Returns............................................5.8(b)(i)
Prior Operations Liability..................................................9.1
Purchase Price..............................................................1.2

Real Property.........................................................3.8(a)(i)
Realization Amount......................................................5.13(c)

Sale Vehicles...........................................................5.13(a)
SEC.........................................................................4.5
SEC Reports.................................................................4.5
Section 338(h)(10)...................................................5.8(a)(iv)
Securities Act..............................................................4.5
Seller or Sellers......................................................Preamble
Seller Auditor...........................................................1.5(b)
Seller Benefit Plans....................................................3.15(c)
Seller Tradenames and Logos.................................................2.1
Straddle Period......................................................5.8(a)(iv)
Straddle Period Returns..............................................5.8(c)(ii)

Target Working Capital......................................................1.4
Tax Claim............................................................5.8(d)(iv)
Tax Indemnified Party................................................5.8(d)(iv)
Tax Indemnifying Party...............................................5.8(d)(iv)
Taxes................................................................3.17(c)(i)
Tax Return..........................................................3.17(c)(ii)
To the Knowledge of Buyer.................................................10.14
To the Knowledge of Seller................................................10.14
Transition Services Agreement............................................6.2(f)
Unrelated Accounting Firm................................................1.5(c)
UPS........................................................................5.10
UPS Owned Facilities.......................................................5.12


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                                    SCHEDULES


Schedule 3.1 .........................................  Foreign Qualifications
Schedule 3.3 .........................................  Capital Stock
Schedule 3.5 .........................................  Consents
Schedule 3.7 .........................................  Absence of Change
Schedule 3.8 .........................................  Title to Real Property
Schedule 3.8(b) ......................................  Necessary Assets
Schedule 3.9 .........................................  Intellectual Property
Schedule 3.12 ........................................  Litigation
Schedule 3.14 ........................................  Contracts
Schedule 3.15 ........................................  Employee Benefits
Schedule 3.16 ........................................  Labor Matters
Schedule 3.17 ........................................  Taxes
Schedule 3.18 ........................................  Environmental
Schedule 3.19 ........................................  Officers; Bank Accounts
Schedule 5.15 ........................................  Reimbursement for
                                                        Environmental
                                                        Remediation Activities


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                                    EXHIBITS

Exhibit                                                                  Number
-------                                                                  ------

Current Assets and Liabilities ........................................  1.5(a)

Accounting Principles .................................................  1.5(b)

Strategic Alliance Agreement ..........................................  6.2(d)

Investor Rights Agreement Term Sheet ..................................  6.2(e)


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


                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT, dated as of November 12, 1999 (this "Agreement), is made and entered into by and between UPS Logistics Group, Inc., a Delaware corporation ("Seller"), UPS Truck Leasing, Inc., a Delaware corporation (the "Company"), Rollins Leasing Corp., a Delaware corporation ("Buyer"), and Rollins Truck Leasing Corp., a Delaware corporation ("Parent").

                              W I T N E S S E T H:

     WHEREAS, Seller owns all of the issued and outstanding shares of capital stock (the "Company Shares") of the Company; and

     WHEREAS, pursuant to the terms and conditions of this Agreement, Seller desires to sell, and Buyer desires to purchase, the Company Shares.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                   TRANSFER OF COMPANY SHARES; PURCHASE PRICE

     Section 1.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, at the closing provided for in Section 1.6 hereof (the "Closing"), Seller agrees to sell, transfer and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, the Company Shares.


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     Section 1.2 Purchase Price. Subject to adjustment as provided in Section
1.3(b), the Purchase Price will be an amount equal to $171,506,000 minus the amount of Outstanding Debt (as defined below) (the "Purchase Price"). The Purchase Price shall be payable as provided in Section 1.3. "Outstanding Debt" shall mean, as of the Closing Date, any indebtedness of the Company owed to Seller or any of its Affiliates (as hereinafter defined), as adjusted in accordance with Section 5.17. Seller shall advise Buyer of the amount of Outstanding Debt on the day prior to the Closing Date.

     Section 1.3 Payment of Purchase Price.

     (a) At the Closing, Buyer shall pay to Seller (subject to adjustment as provided in Section 1.3(b)) the Purchase Price, which shall be paid in the form of (i) a certificate representing 2,000,000 shares of Parent Common Stock (the "Common Stock"), (which solely for the purposes of this Section 1.3(a) shall be deemed to have an aggregate value of $20,000,000) and (ii) the balance in cash. In the event of any change in the Common Stock between the date of this Agreement and the Closing by reason of any stock dividend, stock split, subdivision, reclassification, recapitalization, combination, exchange of shares or the like (an "Adjustment Event"), the number of shares of Common Stock referenced in Section 1.3(a)(i) shall be appropriately adjusted so that Seller will receive the same proportionate amount of the Common Stock Seller was entitled to receive immediately prior to such Adjustment Event.


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     (b) Within five business days after the determination of the Final Working
Capital Statement (as hereinafter defined) in accordance with Section 1.5 hereof, (i) if the amount of the Closing Date Working Capital (as hereinafter defined) calculated in accordance with Section 1.5 is less than 97% of the Target Working Capital (as hereinafter defined), then Seller shall pay to Buyer an amount equal to the difference between 97% of the Target Working Capital and the Closing Date Working Capital plus interest or (ii) if the amount of the Closing Date Working Capital calculated in accordance with Section 1.5 is greater than 103% of the Target Working Capital, Buyer shall pay to Seller an amount equal to the difference between 103% of the Target Working Capital and the Closing Date Working Capital plus interest. Any payment under this Section 1.3(b) shall include interest on the amount of that payment at the prime rate of interest (as published in the "Money Rates" table of The Wall Street Journal on the Closing Date) beginning on the Closing Date (as hereinafter defined) and ending on the date of any such payment. Any payments required under this Section 1.3(b) shall be paid in cash.

     (c) All cash payments required under this Section 1.3 shall be made by wire transfer of immediately available federal funds to such bank account(s) as shall be designated in writing by the recipient at least three days prior to the Closing or promptly upon the determination of the Final Balance Sheet (as hereinafter defined), as the case may be.

     Section 1.4 Target Working Capital. "Target Working Capital" shall equal $15,289,000.


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     Section 1.5 Adjustment of Purchase Price.

     (a) For purposes of this Agreement, the "Closing Date Working Capital" shall mean the book value of those categories of current assets of the Company listed on Exhibit 1.5(a) less the book value of those categories of current liabilities of the Company listed on Exhibit 1.5(a), in each case as reflected on the Final Balance Sheet.

     (b) Promptly following the Closing, Seller shall prepare (i) a balance sheet of the Company as of the Effective Time (the "Preliminary Balance Sheet"), in accordance with generally accepted accounting principles ("GAAP") on a basis consistent with the unaudited interim balance sheet of the Company as of September 30, 1999 (the "Interim Balance Sheet"), which principles are set forth on Exhibit 1.5(b), and (ii) a calculation of the Closing Date Working Capital based on the Preliminary Balance Sheet (the "Preliminary Working Capital Statement"). Seller shall engage, and be responsible for the fees and expenses of, Deloitte & Touche LLP (the "Seller Auditor") to audit the Preliminary Balance Sheet and the Preliminary Working Capital Statement and shall use all commercially reasonable efforts to deliver to Buyer a final draft of the Preliminary Balance Sheet and the Preliminary Working Capital Statement within 60 days after the Closing Date, together with a final report of the Seller Auditor thereon stating that the audit of the Preliminary Balance Sheet has been made in accordance with GAAP on a basis consistent with the Interim Balance Sheet. Representatives of Buyer shall have the opportunity to observe the taking of the inventory of the Company in connection with the preparation of the Preliminary Balance Sheet, and to examine the work papers, schedules and other documents prepared by Seller in connection with the preparation


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of the Preliminary Balance Sheet and the Preliminary Working Capital Statement.
Seller shall use all commercially reasonable efforts to cause the Seller Auditor to permit Buyer and its accounting firm (the "Buyer Auditor") to examine the Seller Auditor's work papers used in connection with its audit of the Preliminary Balance Sheet and the Preliminary Working Capital Statement. Buyer shall be responsible for the fees and expenses of the Buyer Auditor.

     (c) If Buyer objects to the Preliminary Balance Sheet and the Preliminary Working Capital Statement, Buyer shall deliver to Seller a written notice of objection (an "Objection Notice") within 15 days following the delivery thereof. If Buyer has no objection to the Preliminary Balance Sheet and the Preliminary Working Capital Statement, Buyer shall promptly deliver to Seller a written notice of acceptance (an "Acceptance Notice"). The Preliminary Balance Sheet and the Preliminary Working Capital Statement shall be final and binding on the parties if an Acceptance Notice is delivered or if no Objection Notice is delivered to Seller within such 15-day period. Any payment or portion of any payment required under Section 1.3 not subject to an Objection Notice, shall be paid within five business days following the delivery of an Objection Notice. Any Objection Notice shall specify in reasonable detail the items on the Preliminary Balance Sheet and the Preliminary Working Capital Statement disputed and shall describe in reasonable detail the basis for the objection and all information in the possession of Buyer which forms the basis thereof, as well as the amount in dispute. If an Objection Notice is given, the parties shall consult with each other with respect to the objection. If the parties are unable to reach agreement within 15 days after an Objection Notice has been given, any unresolved disputed items


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


shall be promptly referred to an independent accounting firm designated by agreement of Seller and Buyer (the "Unrelated Accounting Firm"). The Unrelated Accounting Firm shall be directed to resolve disputed issues in accordance with the terms of this Agreement and render a written report on the unresolved disputed issues with respect to the Preliminary Balance Sheet and the Preliminary Working Capital Statement as promptly as practicable and to resolve only those issues of dispute set forth in the Objection Notice. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. The fees and expenses of the Unrelated Accounting Firm shall be borne equally by Seller, on the one hand, and Buyer, on the other hand. The Preliminary Balance Sheet and the Preliminary Working Capital Statement as finally determined pursuant to this Section 1.5(c) are referred to herein respectively as the "Final Balance Sheet" and the "Final Working Capital Statement".

     Section 1.6 Closing. (a) The Closing of the transactions contemplated by this Agreement shall take place at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia. If all of the conditions to Closing set forth in
Article VI hereof have been satisfied or waived prior to such time, the Closing shall take place at 12:01 a.m. Eastern Time on January 1, 2000. If the Closing does not occur at such time, the Closing shall take place (assuming satisfaction or waiver of all conditions to Closing) at 11:59 p.m. Eastern Time on January 31, 2000, or at such other time as the parties mutually agree. The date of the Closing is sometimes referred to herein as the "Closing Date."


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     (b) Notwithstanding any other provision of Section 1.3, if the Closing occurs on January 1, 2000, the cash portion of the Purchase Price payable at Closing shall be paid by Buyer on the first business day following the Closing Date.

     Section 1.7 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer (unless delivered previously) the following:

     (a) The stock certificate or certificates representing all of the Company Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank;

     (b) The Transition Agreement (as hereinafter defined), executed by Seller or its Affiliate;

     (c) The Alliance Agreement (as hereinafter defined), executed by Seller or its Affiliate;

     (d) The Investor Rights Agreement (as hereinafter defined), executed by Seller or its Affiliate; and

     (e) All other documents, instruments and writings required by Buyer to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith.

     Section 1.8 Deliveries by Buyer. At the Closing, Parent and Buyer will deliver or cause to be delivered to Seller (unless previously delivered) the following:

     (a) The Purchase Price in accordance with Section 1.2 hereof (including a certificate representing the Common Stock);

     (b) The Transition Agreement, executed by Buyer or its Affiliate;

     (c) The Alliance Agreement, executed by Buyer or its Affiliate;

     (d) The Investor Rights Agreement, executed by Buyer or its Affiliate; and

     (e) All other documents, instruments and writings required by Seller to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith.

                                   ARTICLE II

                                 RELATED MATTERS

     Section 2.1 Use of Seller's Name and Logos. It is expressly agreed that Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in the names "UPS" or "UPS Truck Leasing", or any tradenames, trademarks, identifying logos or service marks related thereto or employing any part or variation of any of the foregoing or any confusingly similar tradename, trademark or logo (collectively, the "Seller Tradenames and Logos"). Buyer agrees that neither it nor any of its Affiliates shall make any use of the Seller Tradenames and Logos from and after the Closing Date; provided, however, that Seller (or its Affiliate) shall grant Buyer a ninety (90) day license for use of the UPS Truck Leasing logo as it currently appears on the trucks of the Company in order for Buyer to undertake the deletion or removal of the UPS Truck Leasing logo from such trucks in a practical manner.


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


     Section 2.2 No Ongoing or Transition Services. Except as provided in the Transition Agreement, at the Closing, all data processing, accounting, insurance, banking, personnel, legal, communications, fuel procurement and other services provided to the Company by Seller or any Affiliate of Seller, including any agreements or understandings (written or oral) with respect thereto, will terminate.

     Section 2.3 Distributions. The parties agree that Seller shall have the right, at or prior to the Closing, to cause the Company to distribute all cash held by the Company to Seller or its Affiliates, by one or more cash dividends, repurchase of existing stock and/or other distributions. Except as provided in
Section 1.3(b), no adjustment shall be made to the Purchase Price as a result of any such dividends, repurchases or other distributions paid to Seller or its Affiliates.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Buyer as follows:

     Section 3.1 Organization.

     (a) The Company is a corporation validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its operations as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property or assets owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Company Material Adverse Effect (as hereinafter defined). Schedule 3.1 sets forth a list of all jurisdictions where the Company is qualified to do business. Seller has heretofore made available to Buyer complete and correct copies of the certificate of incorporation and by-laws of the Company, as currently in effect.

     (b) As used herein, a "Company Material Adverse Effect" shall mean any event, change or effect that has occurred which has a material adverse effect upon the financial condition, operating results or business of the Company; provided, however, that a Company Material Adverse Effect shall not include any event, change in or effect upon the financial condition or business of the Company, directly or indirectly, arising out of, attributable to or as a consequence of: (a) conditions, events or circumstances generally affecting the vehicle leasing industry or the overall economy; or (b) the public announcement of either the execution of this Agreement or the transactions contemplated hereunder.


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     Section 3.2 Authorization. Seller is a corporation validly existing and in good standing under the laws of the State of Delaware. Each of Seller and the Company has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Seller and the Company of its respective covenants and agreements hereunder has been duly and validly authorized by the Boards of Directors of Seller, the Company and United Parcel Service of America, Inc., and the shareholder of the Company, and no other corporate proceedings on the part of Seller or the Company is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions so contemplated. This Agreement has been duly executed and delivered by Seller and the Company and constitutes a valid and binding agreement of Seller and the Company, enforceable against Seller and the Company in accordance with its terms, except that (a) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 3.3 Capital Stock. Schedule 3.3 sets forth the authorized, issued and outstanding capital stock of the Company. The Company Shares constitute all of the issued and outstanding shares of capital stock of the Company. The Company Shares have been validly issued and are fully paid and non-assessable. There are no shares of capital stock of the Company held as treasury shares. There are no preemptive rights existing with respect to the capital stock of the Company. There are not any outstanding securities convertible into, exchangeable for, or carrying the right to acquire, equity securities of the Company, nor are there any subscriptions, warrants, options, rights or other arrangements or commitments which could obligate the Company to issue any shares of its capital stock or equity interests. The Company does not own, directly or indirectly, any capital stock or any other equity or debt securities of any corporation, firm, partnership, joint venture, association or other entity.

     Section 3.4 Ownership of the Common Stock. Seller is the sole owner of the Company Shares. Seller has good title to the Company Shares, free and clear of all liens, claims, options, security interests or other encumbrances.

     Section 3.5 Consents and Approvals; No Violations. Except as set forth on
Schedule 3.5 and for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Company or Seller; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which the Company or Seller is a party or by which the Company or Seller or any of their respective assets may be bound; or (d) violate any order, injunction, decree, statute, rule or regulation applicable to the Company or Seller, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights (i) which would not have a Company Material Adverse Effect and would not adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement, or (ii) which become applicable as a result of the business or activities in which Buyer is or proposes to be engaged or as a result of any acts or omissions by, or the status of or any facts pertaining to, Buyer.

     Section 3.6 Financial Statements. Seller has made available to Buyer: (i) the unaudited balance sheets of the Company as of December 31, 1997 and 1998 and the unaudited statements of income and cash flows thereof for the respective fiscal years then ended, including the notes thereto; and (ii) the unaudited balance sheet of the Company as of September 30, 1999 and the unaudited statements of income and cash flows thereof for the six month period then ended, including the notes thereto. All of the foregoing financial statements are hereinafter collectively referred to as the "Financial Statements". Except as disclosed in the Financial Statements, the Financial Statements have been prepared from, and are in accordance with, the books and records of the Company and present fairly, in all material respects, the financial position and results of operations of the Company as of the dates and for the applicable periods indicated, in each case in conformity with GAAP.

     Section 3.7 Absence of Material Adverse Effect. Except as set forth on
Schedule 3.7, since September 30, 1999, the Company has:

     (a) conducted the Company's business in the ordinary course;

     (b) not sold any asset of the Company at a price of more than $100,000 other than in the ordinary course of business;

     (c) maintained accounts receivable, inventory, accounts payable and other working capital accounts in a manner consistent with normal business practices;

     (d) not written up or down the value of any inventory or determined as collectible any notes or accounts receivable that were previously considered to be uncollectible, except for write-ups or write-downs and other determinations in accordance with GAAP and in the ordinary course of business and consistent with past practice;

     (e) not pledged or permitted the imposition of any lien on any of its assets;

     (f) not suffered any change in its financial condition, operating results or business or suffered any other event or condition of any character which individually or in the aggregate has had a Company Material Adverse Effect;

     (g) not suffered any damage, destruction or loss of tangible assets, whether or not covered by insurance, in excess of $250,000, in the aggregate;

     (h) not paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in each case in the ordinary course of business;

     (i) not canceled any debts or waived any claims or rights of substantial value, except in each case in the ordinary course of business; and

     (j) not granted any general increase in the compensation payable or to become payable to its officers, directors, consultants or employees (including any such increase pursuant to any bonus, severance, termination, pension, profit-sharing or other plan or commitment) or any special increase in the compensation payable or to become payable to any officer, director, consultant or employee, except for (i) normal merit and cost of living increases in the ordinary course of business and in accordance with past practice and (ii) severance commitments that are (and shall remain after Closing) the sole responsibility of Seller and its Affiliates (other than the Company).

     Section 3.8 Title, Ownership and Related Matters.

     (a) Real Property.

     (i) To the Knowledge of Seller, Schedule 3.8(a)(i) sets forth a list of the parcels of real property owned by the Company (together with the fixtures and improvements thereon, the "Owned Real Property") and the UPS Owned Facilities (as hereinafter defined). Schedule 3.8(a)(i) also sets forth a list of the parcels of real property currently leased by the Company (together with all fixtures and improvements thereon, the "Leased Real Property" and collectively with the Owned Real Property and the UPS Owned Facilities, the "Real Property").

     (ii) To the Knowledge of Seller, except as set forth on Schedule 3.8(a)(ii) the Company has good and marketable title to the Owned Real Property, and an Affiliate of the Company has good and marketable title to the UPS Owned Facilities, in each case free and clear of all liens, pledges, security interests, charges, claims, leasehold interests, tenancies, restrictions and encumbrances of any nature whatsoever other than (i) liens for taxes not yet due and payable, (ii) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business and not yet delinquent, and (iii) matters of record, zoning, building or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere with the present use of or occupancy of any of the Owned Real Property or the UPS Owned Facilities by the Company (collectively, "Permitted Liens").

     (iii) To the Knowledge of Seller, the Seller has a valid leasehold interest in the Leased Real Property, free and clear of any mortgages, pledges, liens, security interests or other encumbrances of any nature, except for Permitted Liens.

     (iv) To the Knowledge of Seller, the improvements on the Real Property are free from any material structural defects. Except as set forth on Schedule 3.8(a)(iv), to the Knowledge of Seller, there are no condemnation or appropriation or similar proceedings pending or threatened against any of the Real Property or the improvements thereon.

     (b) Necessary Assets. To the Knowledge of Seller, except as set forth in
Schedule 3.8(b), the Company has good and marketable title to its material assets, free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever (except, with respect to the Real Property, Permitted Liens).

     Section 3.9 Intellectual Property.

     (a) To the Knowledge of Seller (as herein defined), the conduct of the business of the Company does not infringe upon any intellectual property right of any third party. There are no pending, or to the Knowledge of Seller threatened, proceedings or litigation or other adverse claims by any Person (as hereinafter defined) against the use by the Company of any trademarks, trade names, service marks, service names, logos, assumed names, copyrights, patents or registrations and applications therefor which are owned by the Company and are necessary for the operation of the Company's business as currently conducted (collectively, the "Intellectual Property"). Schedule 3.9 sets forth a list of all Intellectual Property owned by the Company.

     (b) The Company has valid licenses or other rights to use the Intellectual Property necessary to permit the Company to conduct its operations as currently conducted, except (i) for the Seller Tradenames and Logos and (ii) where the failure to have such ownership, licenses or rights would not have a Company Material Adverse Effect.

     Section 3.10 Computer Software. The Company has valid licenses or other rights to use all material computer software programs to permit it to conduct its operations as currently conducted, except where the failure to have such ownership, licenses or rights would not have a Company Material Adverse Effect.

     Section 3.11 Year 2000 Compliance. Seller has provided Buyer true and complete copies of all material reports and analyses obtained by the Company or Seller with respect to Year 2000 compliance issues concerning the Company. The Company's major systems have been modified, tested and certified.

     Section 3.12 Litigation. Schedule 3.12 identifies all claims, actions, suits, proceedings and governmental investigations pending or, to the Knowledge of Seller, threatened against the Company by or before any court, governmental or regulatory authority or by any third party (other than claims, actions, suits, proceedings and governmental investigation set forth on Schedule 3.18(b)) (the "Litigation Claims").

     Section 3.13 Compliance with Applicable Law. To the Knowledge of Seller, the Company is in compliance in all material respects with all applicable laws, ordinances, rules and regulations of any federal, state, local or foreign governmental authority applicable to the Company or its operations and necessary to carry on its business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party.

     Section 3.14 Certain Contracts and Arrangements. Schedule 3.14 sets forth a list of the following contracts to which the Company is a party: (a) employment agreements; (b) indentures, mortgages, notes, installment obligations, agreements or other instruments relating to the borrowing of money or the guaranty by the Company of any obligation for the borrowing of money; (c) real property leases; (d) contracts with Affiliates; or (e) other agreements, including without limitation, customer contracts, which individually involve the receipt or payment by the Company after the date hereof of more than $100,000 and are not terminable without liability to the Company upon 30 days or less prior written notice (together with those contracts, agreements and understandings described in clauses (a), (b), (c) and (d) the "Contracts"). Seller has made available to Buyer copies of all Contracts. To the Knowledge of Seller, all such Contracts are valid, binding and enforceable in accordance with their terms and, to the Knowledge of Seller, neither the Company nor any other party thereto is in material default under any of the aforesaid Contracts.
Schedule 3.14 sets forth a list of all unresolved material default notices received from or given to third parties pertaining to the Contracts and identifies all Contracts containing fuel pricing guarantees.

     Section 3.15 Employee Benefit Plans; ERISA. Except as set forth on Schedule 3.15:

     (a) There are no "employee benefit plans" (as defined in Section 3.(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained for the benefit of employees of the Company or other employee benefit, bonus or fringe benefit plans maintained for the benefit of the employees of the Company to which, or with respect to which, the Company has a material liability for the payment of benefits or makes material contributions annually (the "Plans").

     (b) Each of the Plans that is subject to ERISA has been administered in compliance in all material respects with ERISA. Each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has a favorable determination letter from the Internal Revenue Service (the "IRS") to the effect that it is so qualified. Except as set forth on Schedule 3.15, none of the Plans is subject to Title IV of ERISA. There are no pending or, to the Knowledge of Seller, threatened material claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts which are a part of such Plans.

     (c) Seller has furnished to Buyer a correct, complete and correct copy of each plan, program, policy or arrangement which is set forth in writing and which provides cash or property or other compensation related benefits of any kind or description whatsoever to or on behalf of any current of former employee or director of Seller or any of their dependents and a complete description of any such plain, program, policy or arrangement which is not set forth in writing (collectively, the "Seller Benefit Plans"). A list of each Seller Benefit Plan is set forth on Schedule 3.15.

     Section 3.16 Labor Matters. The Company is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice, the violation of or engagement in which would have a Company Material Adverse Effect. Except as set forth on Schedule 3.16, there are no controversies pending or, to the Knowledge of the Seller, threatened, between the Company and any of its employees, which controversies have had or are reasonably likely to have a Company Material Adverse Effect. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company. There are no unfair labor practice complaints pending against the Company before the National Labor Relations Board. To the Knowledge of Seller, there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company.

     Section 3.17 Taxes.

     (a) Either Seller or the Company (i) has timely filed or caused to be filed on a timely basis with the appropriate taxing authorities all material Tax Returns (as hereinafter defined) required to be filed by or with respect to the Company (including the consolidated federal income Tax Returns and any consolidated, combined or unitary state Tax Returns in which the Company is included), and (ii) has paid or made adequate provision for the payment of all Taxes (as hereinafter defined) shown to be due on such Tax Returns or otherwise due and payable by the Company. All such Tax Returns are true, correct and complete in all material respects.

     (b) Except as set forth on Schedule 3.17, (i) there are no liens for Taxes with respect to the assets of the Company (except for statutory liens for current taxes not yet delinquent) and no material claims with respect to Taxes are being asserted by any taxing authority in writing; (ii) none of the Tax Returns applicable to the Company are currently being audited or examined by any taxing authority and there is no other action or proceedings currently pending concerning Taxes relating to the Company; (iii) there is no material unpaid tax deficiency, determination or proposed assessment currently outstanding against the Company or for which the Company could be jointly or severally liable; (iv) there are no outstanding agreements or waivers extending the statute of limitations relating to the assessment of Taxes applicable to the Company; (v) neither the Company nor Seller on behalf of the Company has filed a consent pursuant to Section 341(f) of the Code; (vi) the Company is not a party to any agreement that would result, separately or in the aggregate, in the payment of an excess parachute payment pursuant to Section 280G of the Code; (vii) the Company is not a member of any partnership or joint venture or the holder of a beneficial interest in any trust (other than a trust that is treated as a grantor trust or otherwise is disregarded as a separate taxable entity for federal income tax purposes); and (viii) to the Company's knowledge, there are no proposed reassessments of any property owned by the Company that will result in a material increase in the amount of Tax to which such property will be subject for periods after the Closing Date.

     (c) As used in this Agreement:

     (i) "Taxes" shall mean all taxes, levies, charges or fees including income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, pay-as-you-earn, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign government, and such term shall include any interest, penalties or additions to tax attributable to such taxes.

     (ii) "Tax Return" shall mean any report, return or statement required to be supplied to a taxing authority in connection with Taxes.

     Section 3.18 Environmental.

     (a) To the Knowledge of Seller, except as set forth on Schedule 3.18(a), the Company possesses, and is in compliance with, all material permits, licenses and government authorizations relating to protection of the environment, pollution control and hazardous materials applicable to the Company;

     (b) To the Knowledge of Seller, except as set forth on Schedule 3.18(b), neither the Company nor any of its Affiliates has received notice from a state or federal governmental authority that the Company is responsible under any applicable federal, state, or local law, regulation or ordinance relating to the protection of the environment in effect at the time of this Agreement (the "Environmental Laws") to investigate and/or remediate Hazardous Materials (as hereinafter defined) on property the Company owns or on which it operates (collectively, the "Environmental Claims"). For purposes of this Agreement, "Hazardous Materials" shall mean any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products regulated under Environmental Laws; and

     (c) Except as set forth in Schedule 3.18(c), the underground storage tank systems for which the Company is responsible under applicable laws or existing agreements have been upgraded or removed in compliance with 40 CFR Part 280 and any other applicable laws.

     Section 3.19 Officers; Bank Accounts. Schedule 3.19 lists each of the officers of the Company and all of the accounts (and signatures thereto) of the Company with any bank, brokerage firm or other financial institution or depository.

     Section 3.20 Certain Fees. The Company will not have any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller as follows:

     Section 4.1 Organization and Authority of Buyer. Each of the Parent and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent owns all of the issued and outstanding stock of Buyer. Each of Parent and Buyer has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement and the performance by Parent and Buyer of its respective covenants and agreements hereunder have been duly and validly authorized by the Board of Directors of Parent and Buyer and the sole shareholder of Buyer, and no other corporate proceedings on the part of Parent or Buyer are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions so contemplated. This Agreement has been duly executed and delivered by Parent and Buyer and constitutes a valid and binding agreement of Parent and Buyer, enforceable against Parent and Buyer in accordance with its terms, except that
(i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     Section 4.2 Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the incorporation documents or by-laws of Parent or Buyer; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any governmental or regulatory authority; (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which Parent or Buyer is a party or by which Parent or Buyer or any of its assets may be bound; or (d) violate any order, injunction, decree, statute, rule or regulation applicable to Parent or Buyer, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights (i) which would not adversely affect the ability of Parent or Buyer to consummate the transactions contemplated by this Agreement or (ii) which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, Parent or Buyer.

     Section 4.3 Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to the Knowledge of Buyer (as hereinafter defined), threatened against Parent or Buyer, by or before any court, governmental or regulatory authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect or restrict Parent's or Buyer's ability to consummate the transactions contemplated hereby.

     Section 4.4 Certain Fees. Except for the engagement of Merrill Lynch neither Buyer nor any of its Affiliates has employed any financial advisor or finder or incurred any liability for any financial advisory or finders' fees in connection with this Agreement or the transactions contemplated hereby.

     Section 4.5 Certain Filings. Parent has filed all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1997 (collectively, the "SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, or the Securities Exchange Act of 1934 (the "Exchange Act"), and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                                    COVENANTS

     Section 5.1 Conduct of the Company's Business. Seller agrees that, during the period from the date of this Agreement to the Closing, except as otherwise contemplated by this Agreement, the Schedules or consented to by Buyer in writing, Seller shall cause the Company:

     (a) to use its reasonable best efforts to conduct its business operations in the ordinary course consistent with past practice;

     (b) to use its reasonable best efforts to (i) maintain and preserve its business operations, (ii) retain the services of its employees, except for attrition of such employees in the ordinary course of business, and (iii) maintain, preserve and retain relationships with its suppliers and customers;

     (c) not to sell or dispose of any material business assets, except in the ordinary course of business;

     (d) not to amend its certificate of incorporation or bylaws;

     (e) not to incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than borrowings in the ordinary course of business consistent with past practice;

     (f) not to change its accounting policies except as required by generally accepted accounting principles; and

     (g) not to make any change in employment terms for any of its employees other than terminations for cause or customary salary increases and adjustments in benefits in the ordinary course of business consistent with past practice, other than severance commitments that are (and still remain) the sole responsibility of Seller and its Affiliates (other than the Company).

     Section 5.2 Access to Information.

     (a) Between the date of this Agreement and the Closing, Seller shall (i) give Buyer and its authorized representatives reasonable access to all books, records, offices and other facilities and properties of the Company, including Phase I and/or Phase II environmental audits, and to the Company Executives (as hereinafter defined); (ii) permit Buyer to make such inspections thereof as Buyer may reasonably request; and (iii) cause the officers of the Company to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Company as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted during normal business hours under the supervision of Seller's personnel and in such a manner as to maintain the confidentiality of this Agreement and the transactions contemplated hereby and not interfere unreasonably with the business operations of Seller or the Company.

     (b) All information concerning Seller or the Company furnished or provided by Seller or their Affiliates to Buyer or its representatives (whether furnished before or after the date of this Agreement) shall be held subject to a confidentiality agreement by and between Seller and Buyer, dated as of August 24, 1999 (the "Confidentiality Agreement").

     Section 5.3 Consents. (a) Each of Seller and Buyer shall cooperate, and use its reasonable best efforts, to make all filings (including without limitation all filings required under the

HSR Act) and obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties necessary to consummate the transactions contemplated by this Agreement. In addition to the foregoing, Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the transactions contemplated hereby.

     (b) With respect to any agreements for which any required consent or approval is not obtained prior to the Closing, Seller and Buyer shall each use their reasonable best efforts to obtain any such consent or approval after the Closing Date until such consent or approval has been obtained.

     Section 5.4 Reasonable Best Efforts. Each of Seller and Buyer shall cooperate, and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     Section 5.5 Public Announcements. Except as otherwise agreed to by the parties, the parties shall not issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except as in the reasonable judgment of the party may be required by law. Upon the execution of this Agreement and the Closing, Seller and Buyer will consult with each other with respect to the issuance of a joint report, statement or press release with respect to this Agreement and the transactions contemplated hereby.

     Section 5.6 Covenant to Satisfy Conditions. Seller will use its reasonable best efforts to ensure that the conditions set forth in Article VI hereof are satisfied, insofar as such matters are within the control of Seller, and Buyer will use its reasonable best efforts to ensure that the conditions set forth in
Article VI hereof are satisfied, insofar as such matters are within the control of Buyer. Seller and Buyer further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use all reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

     Section 5.7 Employees; Employee Benefits. (a) Buyer shall treat all service completed by an Employee (as hereinafter defined) with the Company or any Affiliate thereof, and any predecessor thereto, the same as service completed with Buyer for all purposes, including waiting periods relating to preexisting conditions under medical plans, vacations, severance pay, eligibility to participate in, vesting or payment of benefits under, and eligibility for early retirement or any subsidized benefit provided for under any employee benefit plan (including, but not limited to, any "employee benefit plan" as defined in Section 3(3) of ERISA) maintained by Buyer on or after the Closing Date except for purposes of computing benefits under the actual benefit formula in a pension plan (as defined in Section 3(2) of ERISA). Prior to the Closing, Seller shall furnish

Buyer with a list of the length of service with the Company or its Affiliates for each of the Employees. For purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any employee welfare benefit plan (including, without limitation, any "employee welfare benefit plan" as defined in Section 3(l) of ERISA), expenses and claims previously recognized for similar purposes under the applicable welfare benefit plan of the Company or any Affiliate shall be credited or recognized under the comparable plan maintained after the Closing Date by Buyer. For purposes of this Agreement, "Employee" shall mean each person employed by the Company as of the Closing.

     (b) After the Closing Date, Buyer shall be responsible for, and shall indemnify and hold harmless Seller and their Affiliates and their officers, directors, employees, Affiliates and agents and the fiduciaries (including plan administrators) of the Plans, from and against, any and all claims, losses, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) and other liabilities and obligations relating to or arising out of
(i) all salaries, bonuses, commissions, vacation entitlements and other benefits accrued by the Company but unpaid as of the Closing, and (ii) any claims of, or damages or penalties sought by, any Employee, or any governmental entity on behalf of or concerning any Employee, with respect to any act or failure to act by Buyer to the extent arising from the employment, discharge, layoff or termination of any Employee after the Closing.

     (c) At least 30 days prior to the Closing, Buyer shall provide Seller with a list of those employees of the Company that Buyer desires to employ immediately following the Closing. Seller will take necessary actions to assure that as of the Closing only those persons (and other persons approved by Buyer) are employed by the Company and shall assume all costs associated therewith.

     (d) Any Employee that is terminated by Buyer during 2000 will be paid for accrued vacation in accordance with the Company's prior practice; provided that the aggregate liability of Buyer for such payments will not exceed the vacation accrual on the Final Balance Sheet.

     Section 5.8 Certain Tax Matters.

     (a) Certain Definitions. As used in this Agreement:

     (i) "Buyer Tax Group" means the affiliated group, within the meaning of
Section 1504(a) of the Code, of which Buyer is the common parent.

     (ii) "Independent Accountants" means Arthur Andersen & Co.

     (iii) "Pre-Closing Period" means any taxable period, including that portion of any Straddle Period, which ends on or before the Effective Time.

     (iv) "Section 338(h)(10) Election" means the election to be made by Buyer and Seller pursuant to Section 338(h)(10) of the Code, as described in Section 5.8(b) hereof.

     (v) "Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

     (b) Section 338(h)(10) Election. Seller will join with Buyer in making the
Section 338(h)(10) Election to treat the transaction hereunder as the deemed sale of the assets of the Company for federal and state income tax purposes. Seller and Buyer will use their reasonable best efforts to agree on the allocation of the "MADSP" among the assets of the Company pursuant to the applicable Treasury Regulations under Section 338 of the Code (the "Allocation") and will use the Allocation in reporting the deemed purchase and sale of the assets of the Company for federal and state income tax purposes. If the parties are unable to agree upon the Allocation within 90 days before the due date of filing any Tax Return for which the Allocation is relevant, the Allocation shall be made by the Independent Accountants.

     (c) Return Filing, Refunds, Credits and Transfer Taxes.

     (i) Except with regard to Tax Returns for Straddle Periods, Seller shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis all Tax Returns of or including the Company for all Pre-Closing Periods (the "Pre-Closing Period Returns"). Seller shall pay, or cause to be paid, all Taxes with respect to the Company shown to be due on the Pre-Closing Period Returns.

     (ii) Buyer shall prepare, or cause to be prepared, and shall file, or cause to be filed, on a timely basis all Tax Returns other than the Pre-Closing Period Returns with respect to the Company, including Tax Returns, if any, for the Straddle Period (the "Straddle Period Returns"). Buyer shall pay, or cause to be paid, all Taxes shown to be due on such Tax Returns.

     (iii) Buyer shall provide Seller with copies of any Straddle Period Returns at least thirty business days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement calculating in reasonable detail Seller's indemnification obligation pursuant to Section 5.8(e) hereof (the "Indemnification Statement"). Seller shall have the right to review such Straddle Period Returns and Indemnification Statement prior to the filing of such Straddle Period Returns. If Seller disputes any amounts shown to be due on such Tax Returns or the amount calculated in the Indemnification Statement, Seller and Buyer shall consult and resolve in good faith any issues arising as a result of the review of such Straddle Period Return and Indemnification Statement. If Seller agrees to the Indemnification Statement amount, Seller shall pay to Buyer an amount equal to the Taxes shown on the Indemnification Statement less any amounts paid by Seller or Company on or before the Effective Time with respect to estimated taxes (which have not been taken into account in determining the Indemnification Statement amount) not later than three business days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return. If the parties are unable to resolve any dispute within fifteen business days after Seller's receipt of such Straddle Period Return and Indemnification Statement, such dispute shall be resolved by the Independent Accountants, which shall resolve any issue in dispute as promptly as practicable. If the Independent Accountants are unable to make a final determination with respect to any disputed issue prior to the due date (including any extensions) for the filing of the Straddle Period Return in question, (A) Buyer shall file, or shall cause to be filed, such Straddle Period Return without such final determination having been made and (B) Seller shall pay to Buyer, not later than three days before the due date (including any extensions thereof) for the payment of Taxes with respect to such Straddle Period Return, an amount tentatively determined by the Independent Accountants as the proper amount chargeable to

Sellers pursuant to this Section 5.8. Upon delivery to Seller and Buyer by the Independent Accountants of its final determination, appropriate adjustments shall be made to the amount paid by Seller in accordance with the immediately preceding sentence in order to reflect the final decision of the Independent Accountants. The determination by the Independent Accountants shall be final, conclusive and binding on the parties.

     (iv) Seller and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Buyer recognizes that Seller will need access, from time to time, after the Effective Time, to certain accounting and tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Effective Time; therefore, Buyer agrees that from and after the Effective Time Buyer shall, and shall cause the Company to, (A) retain and maintain such records until such time as Seller determines that such retention and maintenance is no longer necessary and (B) allow Seller and their agents and representatives (and agents and representatives of its Affiliates) to inspect, review and make copies of such records as Seller reasonably may deem necessary or appropriate from time to time. Buyer shall indemnify Seller from and against any penalties, additions to tax or interest imposed on Seller as a result of any failure of Buyer to provide tax records or other information to Seller in a timely manner.

     (v) Buyer shall not, and shall cause the Company not to, dispose of or destroy any of the business records and files of the Company relating to Taxes in existence at the Effective Time without first offering to turn over possession thereof to Seller by written notice to Seller at least thirty days prior to the proposed date of such disposition or destruction.

     (vi) Any refunds and credits of Taxes of the Company or similar benefit (including any interest or similar benefit) which are not included as assets or as a reduction of a liability or reserve on the Interim Balance Sheet but which are received by the Company or Buyer or for which the Company is entitled to a credit with respect to (A) Taxes paid for any taxable period ending on or before the Effective Time or (B) Taxes for which Seller has indemnified the Buyer under the Agreement, shall be for the account of Seller, and if received or utilized by Buyer or the Company, shall be paid to Seller within five business days after Buyer or Company receives such refund or utilizes such credit. Except as provided in the next sentence, any refunds or credits of the Company with respect to any Straddle Period shall be apportioned between Seller, on the one hand, and Buyer, on the other hand, on the basis of an interim closing of the books. In the case of a refund or credit attributable to any Taxes that are imposed on a periodic basis and are attributable to the Straddle Period, other than Taxes based upon or related to gross or net income or receipts, the refund or credit of such Taxes of the Company for the Pre-Closing Period shall be deemed to be the amount of such refund or credit for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

     (vii) Notwithstanding any other provisions of this Agreement to the contrary, all sales, use, transfer, gains, stamp, duties, recording and similar Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by Buyer and Buyer shall, at its own expense, accurately file or cause to be filed all necessary Tax Returns and other documentation with respect to such Taxes and timely pay all such Taxes. If required by applicable law, Seller will join in the execution of any such Tax Returns or such other documentation.

     (d) Elections. Except as may be required by law, Buyer shall not, and shall cause the Company not to, make, amend, or revoke any Tax election if such action would adversely affect Seller or any Person (other than the Company) as to whom or with whom Seller has filed a consolidated return with respect to any taxable period ending on or before the Effective Time or for the Pre-Closing Period or any Tax refund with respect thereto.

     (e) Tax Indemnification.

     (i) Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, at any time after the Closing, from and against any liability for Taxes of the Company for any taxable period ending after the Effective Time except for Straddle Periods, in which case Buyer's indemnity will cover only that portion of any such Taxes that is not attributable to the Pre-Closing Period.

     (ii) Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, at any time after the Closing, from and against any liability for Taxes of the Company (including any joint or several liability imposed under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax law as a result of the inclusion of the Company in any consolidated, combined or unitary Tax Return), except as provided in Section 5.8(c)(vii) hereof, for the Pre-Closing Period (including the portion of any Straddle Period ending on the Closing Date).

     (iii) In determining the responsibility of Seller and Buyer for Taxes attributable to any Straddle Period, Taxes based upon or related to gross or net income or receipts shall be apportioned on the basis of an interim closing of the books as of the Effective Time, and all other Taxes shall be prorated on a daily basis.

     (iv) If a claim for Taxes shall be made by any taxing authority in writing, which, if successful, might result in an indemnity payment pursuant to this
Section 5.8, the party seeking indemnification (the "Tax Indemnified Party") shall promptly notify the other party (the "Tax Indemnifying Party") in writing of such claim (a "Tax Claim") within a reasonably sufficient period of time to allow the Tax Indemnifying Party effectively to contest such Tax Claim, and in reasonable detail to apprise the Tax Indemnifying Party of the nature of the Tax Claim, and provide copies of all correspondence and documents received by it from the relevant taxing authority. Failure to give prompt notice of a Tax Claim hereunder shall affect the Tax Indemnifying Party's obligation under this Section to the extent that the Tax Indemnifying Party is prejudiced by such failure to give prompt notice.

     (v) With respect to any Tax Claim which might result in an indemnity payment to Buyer pursuant to this Section 5.8(e) (including, without limitation, Taxes of the Company for a Straddle Period), Seller shall control all proceedings taken solely in connection with such Tax Claim, provided that Seller acknowledges in writing its liability to indemnify Buyer hereunder with respect to such Tax Claim. Without limiting the foregoing, Seller may in its reasonable discretion and at its sole expense pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect to any Tax Claim for which Seller may have an Indemnification obligation hereunder, and may, in its reasonable discretion, either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest such Tax Claim. Neither Buyer nor Seller shall under any circumstances settle or otherwise compromise any Tax Claim without first obtaining the other parties prior written consent, which consent shall not be unreasonably withheld. In connection with any proceeding taken in connection with such Tax Claim, (A) Seller shall keep Buyer informed of all material developments and events relating to such Tax Claim if involving a material liability for Taxes and (B) Buyer shall have the right, at its sole expense, to participate in any such proceedings. Buyer shall cooperate with Seller in contesting such Tax Claim (without charge to Seller), which cooperation shall include, without limitation, the retention and the provision to Seller of records and information which are reasonably relevant to such Tax Claim, and making employees available to Seller to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim, provided that no charges shall be incurred by Seller for the services of such employees. In the event that an audit or proceeding involving a Tax Claim contested by Seller also involves a potential adjustment for which Buyer would be liable, Buyer shall have the right, at its expense, to control the audit or proceeding with respect to the latter potential adjustment. With respect to any issue arising in connection with a Tax claim for which both of the Seller and Buyer could be liable, or which recurs for any period ending after the Closing Date (whether or not the subject of audit at such time), each party may participate in the audit or proceeding and the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the Tax Claim and any corresponding adjustments that may reasonably be anticipated in future Tax periods. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise controlled hereunder by Buyer and Seller.

     (vi) With respect to any Tax Claim not described in Section 5.8(e)(v) hereof which might result in an indemnity payment to Seller pursuant hereto, all proceedings shall be conducted in accordance with provisions that are parallel to those in Section 5.8(e)(v) hereof.

     (f) Miscellaneous.

     (i) Seller and Buyer agree to treat all payments made by either to or for the benefit of the other (including any payments to the Company) under Article V or Article IX as adjustments to the purchase price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereto except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payment shall be made in an amount sufficient in indemnify the relevant party on an after-Tax basis.

     (ii) Notwithstanding any provision herein to the contrary, the obligations of Seller to indemnify and hold harmless Buyer and the Company pursuant to this
Section 5.8 shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

     (iii) Buyer or Seller shall be entitled to recover professional fees and related costs that it may reasonably incur to enforce the provisions of this
Section 5.8 in the event of a breach of the obligations under this Section 5.8.

     Section 5.9 Supplemental Disclosure. If any event or matter arises or comes to the attention of Seller or the Company after the date of this Agreement which, if existing or occurring or known to Seller or the Company at the date of this Agreement, would have been required to be set forth or described in the Schedules or which is necessary to correct any information in the Schedules which has been rendered inaccurate thereby in any material respect, then the Company shall promptly supplement or amend and deliver to Buyer the Schedules which it has delivered pursuant to this Agreement, and Buyer shall have the right, within five business days of receipt by Buyer of such supplement or amendment, to terminate the Agreement pursuant to Section 7.1(e).

     Section 5.10 Guarantees. Prior to the Closing, Buyer shall use commercially reasonable efforts (which efforts shall include, if necessary, a replacement guaranty by Parent) to have United Parcel Service of America, Inc. ("UPS") and its Affiliates (collectively, the "Guarantors") released as guarantor from all off-balance sheet financing related to leased equipment utilized by the Company and from all real property leases to which the Company is a party, provided that if any such guarantee cannot be removed prior to Closing Buyer agrees to fully and unconditionally indemnify the Guarantors for any costs associated with such guarantees. If requested by Seller, Buyer shall execute and deliver at Closing a specific indemnification instrument relating to any such continuing guarantee obligations.

     Section 5.11 Investigation by Buyer. Buyer has conducted its own independent review and analysis of the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company and acknowledges that Seller has provided Buyer with access to the personnel, properties, premises and records of the Company for this purpose. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer (a) acknowledges that neither Seller, the Company nor any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Buyer or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives, and (b) agrees, to the fullest extent permitted by law, that neither Seller, Company nor any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives shall have any liability or responsibility whatsoever to Buyer or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to Buyer or its directors, officers, employees, Affiliates, controlling Persons, agents or representatives (or any omissions therefrom), except as and only to the extent expressly set forth herein with respect to the representations and warranties of Seller in Article III and subject to the limitations and restrictions contained herein. Buyer's sole rights and remedies relative to transactions contemplated herein are limited to those set forth herein.

     Section 5.12 UPS Owned Facilities. Buyer and Seller will use their good faith efforts to enter into an agreement with terms and conditions mutually acceptable to both parties prior to the Closing relating to certain UPS owned facilities that are currently utilized in the business of the Company (the "UPS Owned Facilities"). All current agreements and arrangements between UPS or any of its Affiliates and the Company regarding any of the UPS Owned Facilities will be terminated simultaneously with the Closing.

     Section 5.13 Rental Fleet Sales.

     (a) Following the Closing, Buyer will continue to utilize the Company's historic depreciation schedule with respect to those vehicles in the Company's rental fleet with model years 1996 and earlier (the "Sale Vehicles").

     (b) Buyer anticipates that it will sell each Sale Vehicle following the 54-month anniversary of the date such Sale Vehicle was put in service. All such sales will be for cash, and Buyer will use its reasonable best efforts to maximize the sales price for each Sale Vehicle in accordance with its customary practices for sales out of Buyer's rental fleet (including, without limitation, obtaining at least two bona fide bids for each Sale Vehicle), and Buyer will not give priority to sales out of its existing fleet. Buyer will consult with Seller at Seller's request regarding the process for sale of the Sale Vehicles and will provide Seller and its representatives with full access to all records regarding the sale of the Sale Vehicles.

     (c) Within five (5) business days following each sale of a Sale Vehicle, Buyer will provide to Seller a detailed written calculation of the Realization Amount (as defined below) with respect to such Sale Vehicle. The "Realization Amount" shall equal (i) the sales price of the applicable Sale Vehicle minus
(ii) the sum of (A) the net book value of such Sale Vehicle reflected on the Company's books as of the date of sale and (B) Buyer's standard preparation for sale charges for such type of Sale Vehicle (which maximum charges currently range from $250-600 per vehicle). If the Realization Amount is a positive number, the written calculation of the Realization Amount shall be accompanied by payment to Seller (by wire transfer of immediately available funds to an account designated by Buyer) in an amount equal to 75% of the Realization Amount. If the Realization Amount is a negative number, Seller shall pay to Buyer (by wire transfer of immediately available funds to an account designated by Buyer) within two business days following notification of such calculation an amount equal to the Realization Amount (expressed as a positive number). Neither party shall have any obligation under this Section
5.13 with respect to any sale of a Sale Vehicle that occurs (i) prior to the 54-month anniversary of the date such vehicle was placed in service or (ii) more than 24 months following the Closing Date.

     (d) Seller may give notice to Buyer at any time that Seller desires to assume responsibility for the sale of the Sale Vehicles. If Seller gives such notice, the provisions of Section 5.13(c) above shall no longer be applicable. Instead, following such notice, Seller will purchase each Sale Vehicle from Buyer on the fifty-four month anniversary of the date such Sale Vehicle was placed in service for a cash price equal to such Sale Vehicle's net book value. Thereafter, Seller will have no further obligation to Buyer with respect to such Sale Vehicle or any proceeds thereof.

     Section 5.14 Outstanding Debt. At the Closing (or, if the Closing occurs on January 1, 2000, on the first business day thereafter), Buyer shall repay in full the Outstanding Debt with funds provided by Buyer.

     Section 5.15 Reimbursement Program. Following the Closing, Buyer agrees to remit to Seller within five days following receipt by Buyer any amounts received from a governmental entity as reimbursement to the Company for environmental remediation activities taken by the Company prior to the Closing and set forth on Schedule 5.15.

     Section 5.16 Additional Actions. After the execution of this Agreement, upon Buyer's request and solely at Buyer's expense, Seller will cause Deloitte & Touche LLP to audit the balance sheets of the Company as of December 31, 1997 and 1998 and statements of income and cash flows thereof for the respective fiscal years then ended.

     Section 5.17 Off-Balance Sheet Financing. For the purpose of this Agreement, from October 31, 1999, the Outstanding Debt will be increased solely by capital expenditures and decreased solely by the net proceeds from asset sales. The Company will make a good faith effort to monetize certain fleet assets through outside financing generating $39.2 million in net proceeds (structured on the same basis as similar transactions previously undertaken by the Company or on such other basis as is mutually agreeable to Buyer and Seller), which the parties anticipate will reduce the Outstanding Debt to approximately $101 million at the Closing Date. To the extent Outstanding Debt at Closing is more than $101 million, Buyer will pay the difference to Seller in cash at Closing. To the extent Outstanding Debt at Closing is less than $101 million, Seller will pay the difference to Buyer in cash at Closing.

                                   ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF THE PARTIES

     Section 6.1 Conditions to Each Party's Obligation. The respective obligation of each party to consummate the transactions contemplated herein is subject to the satisfaction at or prior to the Closing of the following conditions:

     (a) No statute, rule or regulation shall have been enacted, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the transactions contemplated hereby;

     (b) There shall not be in effect any judgment, order, injunction or decree of any court of competent jurisdiction enjoining the consummation of the transactions contemplated hereby;

     (c) Any waiting periods applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted;

     (d) All consents, authorizations, waivers and approvals of any governmental authority or other regulatory body or from parties to contracts or other agreements to which the Company is a party as may be required to be obtained in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the transactions contemplated hereby or have a Company Material Adverse Effect, shall have been obtained; and the transactions contemplated by that certain Asset Purchase Agreement, dated the date hereof, by and among Worldwide Dedicated Services, Inc., Rollins Logistics, Inc., Rollins Dedicated Carriages, Inc. and Rollins Transportation Systems, Inc. shall have been consummated simultaneously with the Closing.

     Section 6.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

     (a) The representations and warranties of Buyer contained in Article IV of this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations and warranties which are as of a specific date;

     (b) Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

     (c) Buyer shall have delivered to Seller or its Affiliates those items set forth in Section 1.8 hereof;

     (d) Buyer or its Affiliate shall have executed and delivered an alliance agreement substantially in the form attached hereto as Exhibit 6.2(d) (the "Alliance Agreement");

     (e) Buyer or its Affiliate shall have executed and delivered an investor rights agreement (the "Investor Rights Agreement") substantially in accordance with the terms and conditions set forth on the Investor Rights Agreement Term Sheet attached hereto as Exhibit 6.2(e) (the "Investor Rights Agreement Term Sheet");

     (f) Buyer or its Affiliate shall have executed and delivered a transition services agreement in form and substance reasonably satisfactory to Buyer and Seller (the "Transition

Services Agreement") and shall have reached agreement with Seller on certain other material transitional issues; and

     (g) Buyer or its Affiliate shall have executed and delivered the Access Agreement (as hereinafter defined).

     Section 6.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby are further subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions:

     (a) The representations and warranties of Seller contained in Article III of this Agreement shall be true and correct in all material respects at the date hereof and as of the Closing as if made at and as of such time, except for changes permitted or contemplated hereby and except for representations and warranties which are as of a specific date;

     (b) Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

     (c) The officers and directors of the Company shall have tendered letters of resignation to Buyer, effective as of the Closing Date;

     (d) Seller shall have delivered to Buyer those items set forth in Section
1.7 hereof;

     (e) Seller or its Affiliate shall have executed and delivered the Alliance Agreement;

     (f) Seller or its Affiliate shall have executed and delivered the Investor Rights Agreement;

     (g) Seller or its Affiliate shall have executed and delivered the Transition Services Agreement and shall have reached agreement with Buyer on certain other material transition issues; and

     (h) Seller or its Affiliate shall have executed and delivered the Access Agreement.

                                   ARTICLE VII

                                   TERMINATION

     Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

     (a) at any time, by mutual written consent of Seller and Buyer;

     (b) by either party if the transactions contemplated hereby shall have been permanently enjoined by a court of competent jurisdiction, provided that no party hereto who brought or is affiliated with the party who brought the action seeking the permanent enjoinment of the transactions contemplated hereby may seek termination of this Agreement pursuant to this Section 7.1(b);

     (c) by Buyer if (i) any of the conditions set forth in Sections 6.1 and 6.3 shall have become incapable of fulfillment and shall not have been waived by Buyer or (ii) Seller shall breach in any material respect any of its representations, warranties, covenants or other obligations hereunder and, within twenty (20) days after written notice of such breach to Seller from Buyer, such breach shall not have been cured in all material respects or waived by Buyer, or Seller shall not have provided reasonable assurance to Buyer that such breach will be cured in all material respects on or before the Closing Date; or

     (d) by Seller if (i) any of the conditions set forth in Sections 6.1 or 6.2 shall have become incapable of fulfillment and shall not have been waived by Seller or (ii) Buyer shall breach in any material respect any of its representations, warranties, covenants or other obligations hereunder and, within twenty (20) days after written notice of such breach to Buyer from Seller, such breach shall not have been cured in all material respects or waived by Seller or Buyer shall not have provided reasonable assurance to Seller that such breach will be cured in all material respects on or before the Closing Date;

     (e) by Buyer, within five (5) business days following receipt of any supplement or amendment to the Schedules, by written notice to Seller if the matter which gives rise to such supplement or amendment individually, or together with any other such matters, in the aggregate has caused any of the representations and warranties of Seller set forth in Article III (without giving effect to such supplement or amendment) to be inaccurate in any material respect; or

     (f) by Buyer or Seller, at any time on or after February 1, 2000, if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this

Agreement under this Section 7.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to have occurred on or before such date.

     Section 7.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given by Seller, on the one hand, or Buyer, on the other hand, so terminating to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by Seller, or Buyer. If this Agreement is terminated pursuant to Section 7.1 hereof:

     (a) each party shall redeliver all documents, work papers and other materials of the other parties relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same or, upon prior written notice to such party, shall destroy all such documents, work papers and other materials and deliver notice to the parties seeking destruction of such documents that such destruction has been completed, and all confidential information received by any party hereto with respect to the other party shall be treated in accordance with the Confidentiality Agreement and Section 5.2(b) hereof;

     (b) all filings, applications and other submissions made pursuant hereto shall, at the option of Seller, and to the extent practicable, be withdrawn from the agency or other Person to which made; and

     (c) there shall be no liability or obligation hereunder on the part of Seller, the Company or Buyer or any of their respective directors, officers, employees, Affiliates, controlling Persons, agents or representatives, except that Seller or Buyer, as the case may be, shall have liability to the other party if the basis of termination is a willful, material breach by Seller or Buyer, as the case may be, of one or more of the provisions of this Agreement, and except that the obligations provided for in this Section, in Section 10.1 hereof, in the Confidentiality Agreement and the non-compete obligations in the Alliance Agreement shall survive any such termination.

                                  ARTICLE VIII

                           SURVIVAL OF REPRESENTATIONS

     Section 8.1 Survival of Representations, Warranties and Agreements. The representations and warranties of Seller and Buyer made in Articles III and IV hereof, respectively, shall not survive the Closing and, except as provided in
Section 7.2(c) hereof, shall not survive any termination of this Agreement; provided that any covenant or agreement of any party contained herein which by its terms shall survive the Closing shall survive until fully performed, and provided, further, that this Section 8.1 is not intended in any way to limit any covenant or agreement of the parties which contemplates performance after the Closing, including, without limitation, the covenants and agreements set forth in Sections 5.7 and 5.8 hereof.


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


                                   ARTICLE IX

                                 INDEMNIFICATION

     Section 9.1 Indemnification Obligations of Seller. Subject to the limitations set forth in this Article IX, Seller shall defend and hold harmless Buyer and its Affiliates, each of their respective officers, directors, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from, against and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to: (i) the Indemnified Claims (as hereinafter defined); (ii) the Orlando North VOH Plume (as hereinafter defined); (iii) the Environmental Claims (excluding the Orlando North VOH Plume) and any other claim or enforcement action of any governmental authority or any third party (other than the Orlando North VOH Plume) and any remediation activities of Buyer, in each case to the extent arising out of the generation, discharge, release, treatment, transportation, storage or disposal by the Company of any Hazardous Materials at any time prior to the Closing (collectively, "Environmental Liabilities") to the extent not constituting a Prior Operations Liability (as defined below), (iv) any Environmental Liability arising with respect to real property that was previously owned or leased by the Company but is no longer owned or leased by the Company as of the Closing Date (a "Prior Operations Liability"); and (v) any accounts receivable of the Company reflected in the Closing Date Working Capital that Buyer is unable to collect within 90 days following the Closing Date; provided, (A) Buyer has used its reasonable best efforts to collect such receivable, (B) in the event Buyer seeks indemnity under this Section 9.1(iv),


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


Buyer shall assign such receivable and all proceeds thereof to Seller and (C) the indemnification to which Buyer is entitled will be limited to the face amount of any uncollected receivables.

     For purposes of this Agreement, the "Indemnified Claims" shall mean those Litigation Claims marked with an asterisk on Schedule 3.12 and any claim of the type described below brought against the Company (or Buyer as the successor to the Company) after the date hereof to the extent based on an occurrence in connection with the Company's operations prior to the Closing Date: workers' compensation, vehicle accident or other personal injury or property damage claims normally covered under a general liability insurance policy and employee compensation and benefits (other than employee compensation and benefits accrued as a liability on the Final Closing Balance Sheet and reflected in the calculation of the Closing Date Working Capital).

     The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Buyer Indemnified Parties described in this Section 9.1 as to which the Buyer Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Buyer Losses."

     Section 9.2 Indemnification Procedure.

     (a) Promptly after receipt by a Buyer Indemnified Party of notice by a third party of threatened or filed claim or of the threatened or actual commencement of any action or proceeding with respect to which such Buyer Indemnified Party may be entitled to receive payment from the other party for any Buyer Losses, such Buyer Indemnified Party shall notify Seller, within 30 days of the notice of threatening or filing of such claim or of the threatened or actual


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


commencement of such action or proceeding; provided, however, that the failure to so notify Seller shall relieve Buyer from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify Seller results in the forfeiture by Seller of rights and defenses otherwise available to Seller with respect to such claim. Seller shall have the right, upon written notice delivered to the Buyer Indemnified Party within 30 days thereafter, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Buyer Indemnified Party and the payment of the fees and disbursements of such counsel. In any action or proceeding with respect to which indemnification is being sought hereunder, the Buyer Indemnified Party or Seller, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. Seller or the Buyer Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep Seller or the Buyer Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such action.

     (b) The Buyer Indemnified Party may not settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of Seller. Seller may not, without the prior written consent of the Buyer Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) simultaneously with the effectiveness of such settlement, compromise or consent, Seller pays in full


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any obligation imposed on the Buyer Indemnified Party by such settlement, compromise or consent and (ii) such settlement, compromise or consent does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Buyer Indemnified Party or any of the Buyer Indemnified Party's affiliates.

     (c) In the event the Buyer Indemnified Party shall claim a right to payment pursuant to this Agreement not involving a third party claim covered by Section 9.2(a), the Buyer Indemnified Party shall send written notice of such claim to Seller. Such notice shall specify the basis for such claim. As promptly as possible after the Buyer Indemnified Party has given such notice, such Buyer Indemnified Party and Seller shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five business days of the final determination of the merits and amount of such claim, Seller shall pay to the Buyer Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.


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


     Section 9.3 Orlando North VOH Plume Indemnification.

     (a) Seller has retained an environmental consultant (the "Consultant"), who is assessing the extent of the dissolved volatile organic hydrocarbon plume as identified in the Groundwater Quality Monitoring Report dated September 1999 prepared by Blasand, Bouck & Lee, Inc. ("Orlando North VOH Plume"). Seller is currently negotiating with the Florida Department of Environmental Protection ("FDEP") to formalize any assessment, remediation, monitoring, risk evaluation and reporting (as hereinafter referred to as "Corrective Action") that is required by FDEP. Pursuant to its Section 9.1 indemnification obligation, Seller shall undertake the Corrective Action agreed to with FDEP (which could include either long-term groundwater monitoring or risk-based corrective action or remediation) until the earlier of: (A) FDEP issues a letter indicating that the Company (or Buyer as the successor to the Company) is not required to perform any further action with respect to the Orlando North VOH Plume; or (B) the Consultant has issued a letter or report to FDEP indicating that the Corrective Action (as approved by FDEP) has been satisfactorily performed, and FDEP has not objected to the letter or report.

     (b) Seller shall manage and control the Corrective Action of the Orlando North VOH Plume, including, without limitation, the right to retain consultants and counsel, to manage any investigations, clean-up, response, remediation and associated activities, and to negotiate, litigate, otherwise contest or settle any claim relating thereto.

     (c) Buyer agrees to reasonably cooperate with Seller to ensure that the


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obligations and commitments with respect to the Orlando North VOH Plume are carried out. Buyer agrees to provide to Seller such information as may be reasonably requested regarding the Orlando North VOH Plume and to provide Seller reasonable access to Buyer's employees on a mutually convenient basis. Buyer also agrees to provide access to the Orlando North property for the purpose of allowing Seller to perform activities to fulfill Seller's obligations hereunder in accordance with the terms of an access agreement to be mutually agreed upon by the parties hereto ("Access Agreement"); provided that Seller shall conduct such activities so as to not unreasonably interfere with Buyer's operations.

     (d) Buyer shall operate after the Closing Date so as not to compound or exacerbate the Orlando North VOH Plume. Seller shall not be required to indemnify Buyer with respect to any compounding or exacerbation of the Orlando North VOH Plume arising from post-Closing operations of Buyer.

     Section 9.4 Liability Limits. Notwithstanding anything to the contrary set forth herein, Buyer Indemnified Parties shall not make a claim against Seller for indemnification under Section 9.1(iii) for Buyer Losses unless and until the aggregate amount of such Buyer Losses exceeds $1,000,000 (the "Buyer Basket"), in which event the Buyer Indemnified Parties may claim indemnification only for fifty percent of the Buyer Losses that exceed the Buyer Basket and that arise under or pursuant to Section 9.1(iii). Seller's indemnification obligations under Section 9.1(iii) shall not exceed in the aggregate an amount equal to $10,000,000 (the "Cap Amount").


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


     Section 9.5 Claims Period. For purposes of this Agreement, a "Claims Period" is the period during which a Buyer Indemnified Party may initiate a claim for indemnification pursuant to Section 9.1. The Claims Period under this Agreement shall commence on the Closing Date and shall terminate as follows:

     (a) with respect to Buyer Losses arising under Section 9.1(ii), the Claims Period shall terminate on the fifth anniversary of the earlier to occur of the actions (or lack of actions) by FDEP described in the last sentence of Section 9.3(a).

     (b) with respect to Buyer Losses arising under Section 9.1(iii), the Claims Period shall terminate on the fifth anniversary of the Closing Date; and

     (c) with respect to Buyer Losses arising under Sections 9.1(i),(iv) and
(v), the Claims Period shall continue indefinitely, except as limited by law (including by applicable statutes of limitations).

     Section 9.6 Exclusive Remedies. Following the Closing, neither Buyer nor Seller shall make any claim nor have any remedy against the other party arising out of or relating to the transactions contemplated hereby other than any claim arising out of or related to (a) indemnification pursuant to Section 5.7(b), 5.8(d) or 9.1 or (b) a breach of any covenant set forth in this Agreement or any agreement contemplated hereby required to be performed after the Closing.


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                                   ARTICLE X

                                  MISCELLANEOUS

     Section 10.1 Fees and Expenses. Except as set forth in this Section 10.1, whether or not the transactions contemplated herein are consummated pursuant hereto, each of Seller and Buyer shall pay all fees and expenses incurred by, or on behalf of, Seller or Buyer, respectively, in connection with, or in anticipation of, this Agreement and the consummation of the transactions contemplated hereby.

     Section 10.2 Further Assurances. From time to time after the Closing Date, at the reasonable request of the other party hereto and at the expense of the party so requesting, each of the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     Section 10.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) UPS next day air or document exchange. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):


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


                        If to Buyer or Parent, to:

                        Rollins Leasing Corp.
                        2200 Concord Pike
                        One Rollins Plaza
                        Wilmington, DE 19803
                        Fax No. (302) 426-3815
                        Attention: Patrick J. Bagley

                        with a copy to:

                        Rollins Leasing Corp.
                        2200 Concord Pike
                        One Rollins Plaza
                        Wilmington, DE 19803
                        Fax No. (302) 426-3555
                        Attention: Klaus M. Belohoubek


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


                        If to Seller or the Company, to:

                        United Parcel Service, Inc.
                        55 Glenlake Parkway
                        Atlanta, GA 30328
                        Fax No. (404) 828-6440
                        Attention: Legal Department

                        with a copy to:

                        King & Spalding
                        191 Peachtree Street
                        Atlanta, Georgia 30303-1763
                        Fax No. (404) 572-5145
                        Attention: Michael J. Egan III

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, (ii) actual delivery thereof to the appropriate address or (iii) in the case of a facsimile transmissions, upon transmission thereof by the sender and issuance by the transmitting machine of a confirmation slip that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

     Section 10.4 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which remaining provisions shall remain in full force and effect and the application of such invalid or unenforceable provision to Persons or


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circumstances other than those as to which it is held invalid or unenforceable shall be valid and enforced to the fullest extent permitted by law.

     Section 10.5 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including, without limitation, by operation of law, by any party hereto without the prior written consent of the other parties hereto.

     Section 10.6 No Third Party Beneficiaries. This Agreement is solely for the benefit of Seller, and its successors and permitted assigns, with respect to the obligations of Buyer under this Agreement, and for the benefit of Buyer, and its respective successors and permitted assigns, with respect to the obligations of Seller, under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.

     Section 10.7 Interpretation.

     (a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     (b) As used in this Agreement, the term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.


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     (c) As used in this Agreement, the term "Affiliate" shall mean a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the person specified.

     Section 10.8 Jurisdiction and Consent to Service. Without limiting the jurisdiction or venue of any other court, each of Seller and Buyer (a) agrees that any suit, action or proceeding arising out of or relating to this Agreement may be brought solely in the state or federal courts of Georgia; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; (c) waives any objection which it may have to the laying of venue in any such suit, action or proceeding in any such court; and (d) agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service of process.

     Section 10.9 Entire Agreement. This Agreement, the Confidentiality Agreement, the Schedules and other documents referred to herein or delivered pursuant hereto which form a part hereof constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof.

     Section 10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (regardless of the laws that might otherwise


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govern under applicable principles of conflicts of laws thereof) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     Section 10.11 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

     Section 10.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 10.13 Amendment, Modification and Waiver. This Agreement may be amended, modified or supplemented at any time by written agreement of Seller and Buyer. Any failure of Seller or Buyer to comply with any term or provision of this Agreement may be waived, with respect to Buyer, by Seller and, with respect to Seller, by Buyer, by an instrument in writing signed by or on behalf of the appropriate party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

     Section 10.14 Knowledge. "To the Knowledge of Seller" or any similar phrase contained in this Agreement shall mean the actual knowledge of the officers of Seller and the


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Company. "To the knowledge of Buyer" or any similar phrase contained in this
Agreement shall mean the actual knowledge of the officers of Buyer and Parent. Solely for the purposes of this Section 10.14, the officers of Buyer, Parent, Seller and the Company shall be deemed to have actual knowledge of any written notice previously delivered to Buyer, Parent, Seller, or the Company, respectively.

     Section 10.15 Schedules and Exhibits. The Schedules and all exhibits hereto are hereby incorporated into this Agreement and are hereby made a party hereof as if set out in full in this Agreement.

     Section 10.16 Arbitration.

     (a) Any controversy, claim or question or interpretation arising out of or relating to this Agreement or the breach thereof shall be finally settled by arbitration in the State of Georgia under the then-effective Commercial Arbitration Rules of the American Arbitration Association as modified by this Agreement, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The award rendered by the arbitrators shall be final and binding on the parties and not subject to further appeal. Such arbitration can be initiated by written notice by either party to the other party, which notice shall identify the claimant's selected arbitrator. The party receiving such notice shall identify its arbitrator within five (5) business days following its receipt of such notice. The arbitrator selected by the claimant and the arbitrator selected by the respondent shall, within five (5) business days of their appointment, select a third neutral arbitrator.


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


In the event that they are unable to do so, either party may request the American Arbitration Association to appoint the third neutral arbitrator. The arbitrators shall have the authority to award any remedy or relief that a court in Georgia could order or grant, including, without limitation, specific performance of any obligation created under this agreement, the awarding of punitive damages, the issuance of injunctive or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process. The arbitration awards will be in writing and specify the factual and legal basis for the award.

     (b) It is the intent of the parties that any arbitration shall be concluded as quickly as practicable (but, barring extraordinary circumstances, in any event not more than twenty (20) days after the date the third arbitrator is selected). Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use their best efforts to issue the final award or awards within a period of five (5) business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section 10.16 shall not be a basis for challenging the award.

     (c) The arbitrators shall instruct the non-prevailing party to pay all costs of the proceedings, including the fees and expenses of the arbitrators and the reasonable attorneys' fees and expenses of the prevailing party. If the arbitrators determine that there is not a prevailing party, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrators.

     (d) Notwithstanding the foregoing, nothing contained herein shall prevent either party from seeking injunctive relief in any court.


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


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                               UPS LOGISTICS GROUP, INC.


                               By: /s/ Daniel P. DiMaggio
                                   --------------------------------------------
                                   Name:  Daniel P. DiMaggio
                                   Title: Chief Executive Officer and President



                               UPS TRUCK LEASING, INC.


                               By: /s/ Daniel P. DiMaggio
                                   --------------------------------------------
                                   Name:  Daniel P. DiMaggio
                                   Title: Chief Executive Officer and President



                               ROLLINS TRUCK LEASING CORP.


                               By: /s/ Patrick J. Bagley
                                   --------------------------------------------
                                   Name:  Patrick J. Bagley
                                   Title: Vice President Finance and Treasurer



                               ROLLINS LEASING CORP.


                               By: /s/ I. Larry Brown
                                   --------------------------------------------
                                   Name:  I. Larry Brown
                                   Title: Chief Executive Officer and President


                                       71